SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 28, 2006 (April 27, 2006)

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Date of Report (Date of earliest event reported)

Fedders Corporation

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(Exact name of Registrant as specified in its charter)

Delaware	1-8831	22-2572390

(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

505 Martinsville Road Liberty Corner, New Jersey 07938-0813

(Address of principal executive offices, including zip code)

(908) 604-8686

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 27, 2006, Fedders Corporation (the "Company") announced that its board of directors has elected the Company's president, Michael Giordano, 42, chief executive officer elect, effective immediately and until October 1, 2006 when he will become president and chief executive officer. Michael Giordano does not have an employment agreement with the Company. Sal Giordano, Jr., the company's current chief executive officer has announced that he will step down effective October 1, 2006 and will continue as executive chairman.

With the Company since 1990, Michael Giordano has held numerous U.S.-based and international positions and has been involved in all aspects of the company's transformation from a North American manufacturer and marketer of appliance- type room air conditioners to a global company focused on the much larger, growing and more profitable central residential, commercial and industrial markets for air treatment products, primarily in North America, China and India. Since becoming president in November 2004, Mr. Giordano has assumed operating responsibility for Fedders International, Fedders Residential HVAC and Fedders Commercial/Industrial Products, as well as the company's global engineering, sourcing, product planning and sales and marketing activities. Prior to becoming president, Mr. Giordano was executive vice president, finance and administration and chief financial officer since 1999. In 1996, Mr. Giordano relocated to Singapore as managing director of Fedders Asia and has since been instrumental in establishing and managing the company's strategic operations around the globe. Michael Giordano is the son of Sal Giordano, Jr., the current Chairman of the Company's board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDDERS CORPORATION

Dated: April 28, 2006
	By:	/s/Kent E. Hansen
Name: Kent E. Hansen
Title: Executive Vice President